Exhibit 99

EnSync Energy Reports First Quarter Fiscal Year 2018 Results

Management to Host Conference Call Today at 4:30 p.m. EST (3:30 p.m. CDT)

MILWAUKEE, November 9, 2017 -- EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (“EnSync Energy”), a leading developer of innovative distributed energy resources (DERs), today announced first quarter fiscal year 2018 financial results for the period ended September 30, 2017.

Recent Highlights

•	Revenue during the first quarter of fiscal 2018 was $2.4 million, with revenue largely being contributed by 5 PPA projects;
•	Gross margins improved to 12.5% during the first quarter compared to (1.4%) in the year ago quarter, and gross margins of 5.5% in the immediately sequential quarter as the Company becomes more efficient and profitable on its PPA construction and sales efforts;
•	Recently secured a follow-on purchase order from Schneider for a high power version of our Matrix® Energy Management system;
•	Construction continued during the quarter on 7 projects, including Time Warner I and Time Warner II, Easter Seals, Hawaii Pacific University, as well as three additional Commercial and Industrial projects;
•	A key multi-unit residential project has become commercially operational;
•	Entered the California market with the Company’s first PPA project for CAL FIRE's Firefighter Training Facility;
•	Announced an expanded focus on the utility market segment through the creation of a utility market vertical in the company;
•	The DER FlexTM Internet of Energy platform has been deployed and is commercially operating at three sites; and
•	Cash balance at the end of September 2017 was $9.1 million.

Management Discussion

“We’re pleased with the progress made during the quarter as we continue to develop and execute on multiple projects, improve project margins, expand into the California market, and further develop our agreement with Schneider Electric,” commented Brad Hansen, CEO of EnSync Energy. “Our commercialization strategy of selling custom designed distributed energy resource systems is fundamentally solid with all components of this strategy in place. We have outstanding project development and sales capabilities, innovative and differentiated products like the Matrix® Energy Management system and DER FlexTM, our Internet of Energy platform, and an assortment of storage alternatives that meet virtually any combination of applications you would ever need to perform. Our products are modular in design, enabling lower cost manufacturing, and rapid site construction and commissioning, all key competitive advantages for us in the marketplace.”

“We are now executing four key market strategies: the Hawaiian commercial and industrial (C&I) market where we have 16 projects that have been completed or are under construction; the California market, in which we successfully signed our first major power purchase agreement at the California Department of Forestry and Fire Protection training facility; our utility vertical, where we are formally engaged with multiple customers such as Hawaiian Electric Company and ENMAX; and our power electronics systems business with Schneider Electric where we recently secured a follow-on purchase order for a high voltage version of our Matrix® Energy Management system. Each of the market areas have the potential to see dramatically increased revenues and margins, and our prospects for future growth remain very positive. We’re also excited about other markets that have the potential for entry and disruption, as more aspects of the economy move towards energy storage with power electronics based electrification, such as the residential and EV charge station markets.”

Mr. Hansen concluded, “We continue to benefit from our early mover advantage in solar plus storage, a market which Greentech Media expects to increase 10X over the next five years. This market expansion continues to be driven by a shifting of the energy production mix from carbon emitting sources to renewable sources, and by increasingly favorable economics for solar energy, energy storage, and combined solar plus storage systems. We expect key long-term trends to continue to be supportive, with time of use rates and demand charges becoming more widespread across the utility landscape and net metering programs being eliminated or reduced at the state level. These trends, coupled with our innovative business model, should allow us to continue benefiting from this rapid shift in the adoption for distributed energy resources going forward.”

 Financial Results

Total revenue for the first quarter of fiscal 2018 was $2.4 million compared to $7.7 million in the year ago period. Revenue during the first quarter of fiscal 2018 quarter was largely derived from PPA contracts in Hawaii that are recognized on a percent of completion basis. In addition to the PPA sales, revenue was also recognized from system sales of the Company's Matrix® Energy Management system and DER FlexTM platform. The year ago period saw the benefit of a large grouping of PPAs sales to American Electric Power subsidiary, AEP OnSite Partners.

Gross margins improved to 12.5% during the first quarter compared to (1.4%) in the year ago quarter, and compares to gross margins of 5.5% in the immediately preceding fourth quarter. The improved gross margin compared to the year ago and most recent sequential quarter is attributable to the elimination of numerous non-recurring charges incurred in the year ago period as part of entering the market with this new PPA business model, and further efficiencies in the procurement, construction and sale process. The Company’s expectation is that gross profit margins on future PPA sales should be between 10% and 20%.

Advanced Engineering and Development costs were $1.1 million during the first quarter of fiscal 2018, compared to $1.0 million in the year ago period. Selling, General and Administrative expenses totaled $2.6 million during each of the first quarter of fiscal 2018 and 2017. Total Advanced Engineering and Development costs and Selling, General and Administrative expenses (excluding stock-based compensation of $0.4 million and $0.3 million, respectively) was $3.3 million during each of the first quarter of fiscal 2018 and 2017. The Company intends to hold at or below these levels going forward.

Net loss attributable to common shareholders was $(4.0) million, or $(0.07) per basic and diluted share, for the first quarter of fiscal 2018, compared to $(4.7) million, or $(0.10) per basic and diluted share, in the first quarter of fiscal 2017.

Cash balance at September 30, 2017 was $9.1 million compared to $11.8 million at June 30, 2017.

Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $12.6 million.

Recent Policy Developments

“As our investors know, on November 2nd the House Committee on Ways and Means released H.R. 1, the Tax Cuts and Jobs Act,” commented Fred Vaske, Chief Administrative Officer of EnSync Energy. “We, along with many in the renewable energy industry, have been focused on predicting how this proposed tax reform might affect our business. The House plan details substantial modifications to the tax code which would directly and indirectly impact the valuation of PPA projects, including a reduction of the corporate tax rate from 35 percent to 20 percent, implementation of bonus depreciation of 100 percent through the end of 2022, significant limitations on interest deductions and, longer term, the elimination of the then 10 percent investment tax credit for solar projects which begin construction after 2027.”

“While the House plan is not final and is subject to change during negotiation, tax reform has clearly been a priority on the Republican agenda and this has been an anticipated development. Our internal analysis earlier this year and updated for the current proposal shows the direct impact of the proposed changes for our DER project valuations as being largely neutral, with offsetting impacts from lower tax rates and the immediate expensing of project investments.”

“Another very recent development was that the U.S. International Trade Commission released on October 31 a set of recommendations on the Section 201 solar trade case. The proposed remedies from the Commission are less severe for the solar industry than was requested by the petitioners, Suniva and SolarWorld, but are subject to a final decision by President Trump, likely in January 2018.” Mr. Vaske concluded, “For both the Section 201 trade case as well as the proposed tax reforms we will continue to monitor policy developments in the coming weeks for their potential influence on our business.”

Conference Call Information

Date: Thursday, November 9, 2017

Time: 4:30 p.m. EST (3:30 p.m. CT)

Domestic participant dial in #: (877) 870-4263 or (412) 317-0790

Conference code #: 10114022

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Interested parties can also listen to a live internet webcast available in the investor section of the Company's website at www.ensync.com.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10114022, through November 16, 2017. A webcast replay will be available in the investor section of the Company’s website at www.ensync.com for 90 days.

About EnSync Energy Systems

EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (EnSync Energy), is creating the future of electricity with innovative distributed energy resource (DER) systems and internet of energy (IOE) control platforms. EnSync Energy ensures the most cost-effective and resilient electricity, delivered from an electrical infrastructure that prioritizes the use of all available resources, such as renewables, energy storage and the utility grid. As project developer, EnSync Energy's distinctive engagement methodology encompasses load analysis, system design consulting, and technical and financial modeling to ensure energy systems are sized and optimized to meet our customers' objectives for value and performance. Proprietary direct current (DC) power control hardware, energy management software, and extensive experience with numerous energy storage technologies uniquely positions EnSync Energy to deliver fully integrated systems that provide for efficient design, procurement, commissioning, and ongoing operation. EnSync Energy's IOE control platform adapts easily to ever-changing generation and load variables, as well as changes in utility prices and programs, ensuring the means to make or save money behind-the-meter, while concurrently providing utilities the opportunity to use DERs for an array of grid enhancing services. In addition to direct system sales, EnSync Energy includes power purchase agreements (PPAs) in its portfolio of offerings, which enables electricity savings for customers and provides a stable financial yield for investors. EnSync Energy is a global corporation, with joint venture Meineng Energy in AnHui, China, and energy project development subsidiary Holu Energy LLC in Hawaii, and DCfusion LLC, a power system engineering and design, consultancy and policy firm. For more information, visit www.ensync.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding project completion timelines, our ability to monetize our PPA assets, statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy, Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our historical and anticipated future operation losses and our ability to continue as a going concern; our ability to raise the necessary capital to fund our operations and the risk of dilution to shareholders from capital raising transactions; our ability to successfully commercialize new products, including our Matrix® Energy Management, DER FlexTM, DER SupermoduleTM, and AgileTM Hybrid Storage Systems; our ability to lower our costs and increase our margins; our product, customer and geographic concentration, and lack of revenue diversification; the length and variability of our sales cycle; our dependence on governmental mandates and the availability of rebates, tax credits and other economic incentives related to alternative energy resources and the regulatory treatment of third-party owned solar energy systems; and the other risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:
Lytham Partners, LLC
Robert Blum, Joseph Diaz, or Joe Dorame
(602) 889-9700

EnSync Media Contact:
Michelle Montague
(262) 735-5676

EnSync, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
	2017	2016

Revenues	$2,362,048	$7,656,561

Costs and expenses
Cost of product sales	2,066,910	7,766,143
Cost of engineering and development	-	937,725
Advanced engineering and development	1,107,344	1,001,328
Selling, general and administrative	2,644,274	2,552,451
Depreciation and amortization	97,392	154,357
Impairment of long-lived assets	447,000	-
Total costs and expenses	6,362,920	12,412,004

Loss from operations	(4,000,872)	(4,755,443)

Other income (expense)
Equity in gain (loss) of investee company	(50,025)	23,655
Interest income	7,133	11,358
Interest expense	(11,258)	(12,997)
Other income	69,998	8,432
Total other income (expense)	15,848	30,448

Loss before benefit for income taxes	(3,985,024)	(4,724,995)

Benefit for income taxes	-	-
Net loss	(3,985,024)	(4,724,995)
Net loss attributable to noncontrolling interest	93,230	82,273
Net loss attributable to EnSync, Inc.	(3,891,794)	(4,642,722)
Preferred stock dividend	(83,277)	(75,445)
Net loss attributable to common shareholders	$(3,975,071)	$(4,718,167)

Net loss per share
Basic and diluted	$(0.07)	$(0.10)

Weighted average shares - basic and diluted	55,550,492	47,753,604

EnSync, Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$9,103,979	$11,782,962
Accounts receivable, net	204,656	469,906
Inventories, net	2,342,562	2,482,013
Prepaid expenses and other current assets	413,008	247,589
Note receivable	168,164	171,140
Costs and estimated earnings in excess of billings	592,191	87,318
Deferred customer project costs	113,800	104,800
Project assets	93,010	114,971
Total current assets	13,031,370	15,460,699
Long-term assets:
Property, plant and equipment, net	2,902,104	3,446,253
Investment in investee company	1,897,703	1,947,728
Goodwill	809,363	809,363
Right of use assets-operating leases	130,747	150,214
Total assets	$18,771,287	$21,814,257

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$641,908	$726,256
Accounts payable	1,491,125	487,185
Billings in excess of costs and estimated earnings	125,347	456,950
Accrued expenses	558,671	743,948
Customer deposits	165,209	90,876
Accrued compensation and benefits	318,938	396,890
Total current liabilities	3,301,198	2,902,105
Long-term liabilities:
Long-term debt, net of current maturities	331,827	331,827
Deferred revenue	422,638	422,638
Other long-term liabilities	235,226	249,920
Total liabilities	4,290,889	3,906,490

Commitments and contingencies

Equity
Series B redeemable convertible preferred stock ($0.01 par value, $1,000 face value), 3,000 shares authorized and issued, 2,300 shares outstanding, preference in liquidation of $5,714,363 and $5,631,086 as of September 30, 2017 and June 30, 2017, respectively	23	23
Series C convertible preferred stock ($0.01 par value, $1,000 face value), 28,048 shares authorized, issued, and outstanding, preference in liquidation of $8,766,036 and $12,276,682 as of September 30, 2017 and June 30, 2017, respectively	280	280
Common stock ($0.01 par value), 300,000,000 authorized, 55,604,327 and 55,200,963 shares issued and outstanding as of September 30, 2017 and June 30, 2017, respectively	1,264,358	1,260,324
Additional paid-in capital	142,373,350	141,822,317
Accumulated deficit	(128,531,438)	(124,639,644)
Accumulated other comprehensive loss	(1,583,946)	(1,584,578)
Total EnSync, Inc. equity	13,522,627	16,858,722
Noncontrolling interest	957,771	1,049,045
Total equity	14,480,398	17,907,767
Total liabilities and equity	$18,771,287	$21,814,257

EnSync, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(3,985,024)	$(4,724,995)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	97,392	156,464
Stock-based compensation, net	435,608	272,653
Equity in (gain) loss of investee company	50,025	(23,655)
Provision for inventory reserve	54,928	140,690
Gain on sale of property and equipment	(70,000)	(8,432)
Interest accreted on note receivable	(3,024)	(3,024)
Impairment of long-lived assets	447,000	-
Changes in assets and liabilities
Accounts receivable	265,250	(264,078)
Inventories	84,523	(68,035)
Prepaids and other current assets	(165,413)	60,441
Costs and estimated earnings in excess of billings	(504,873)	-
Deferred PPA project costs	-	5,174,290
Deferred customer project costs	(9,000)	304,229
Project assets	21,961	516,017
Accounts payable	1,003,940	(119,542)
Billings in excess of costs and estimated earnings	(331,603)	-
Accrued expenses	(180,747)	579,447
Customer deposits	74,333	196,417
Accrued compensation and benefits	(77,952)	66,895
Deferred revenue	-	422,638
Other long-term liabilities	-	137,983
Net cash provided by (used in) operating activities	(2,792,676)	2,816,403
Cash flows from investing activities
Expenditures for property and equipment	-	(9,149)
Proceeds from sale of property and equipment	70,000	9,754
Payments from note receivable	6,000	-
Net cash provided by investing activities	76,000	605
Cash flows from financing activities
Repayments of long term debt	(84,348)	(82,236)
Proceeds from issuance of common stock	119,459	-
Contribution of capital from noncontrolling interest	1,956	-
Net cash provided by (used in) financing acitivities	37,067	(82,236)
Effect of exchange rate changes on cash and cash equivalents	626	(683)
Net increase (decrease) in cash and cash equivalents	(2,678,983)	2,734,089
Cash and cash equivalents - beginning of period	11,782,962	17,189,089

Cash and cash equivalents - end of period	$9,103,979	$19,923,178

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,452	$10,520
Supplemental noncash information:
Right of use asset obtained in exchange for new operating lease	(19,467)	102,943